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                                                                    EXHIBIT 12.1

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          (DOLLARS IN THOUSANDS)

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
                                              YEAR ENDED MARCH 31,
                                     ------------------------------------------
                                     1992    1993     1994     1995      1996
                                     -----  -------  -------  -------  --------
Loss before Income Taxes,
 Extraordinary Loss and Cumulative
 Effect of Change in Accounting
 Principle.........................  $(213) $(1,075) $(4,822) $(7,721) $(13,817)
Add:
Fixed Charges, Excluding
 Capitalized Interest..............     --       --    2,164    3,321     6,088
                                     -----  -------  -------  -------  --------
Net Earnings (Loss) Available for
 Fixed Charges.....................  $(213) $(1,075) $(2,658) $(4,400) $ (7,729)
Fixed Charges
 Interest Expense..................  $  --  $    --  $ 2,164  $ 3,321  $  6,088
                                     -----  -------  -------  -------  --------
Total Fixed Charges................  $  --  $    --  $ 2,164  $ 3,321  $  6,088
                                     -----  -------  -------  -------  --------
Ratio of Earnings to Fixed Charges.     --       --       --       --        --
Deficiency in Earnings Required to
 Cover Fixed Charges...............  $(213) $(1,075) $(4,822) $(7,721) $(13,817)
                                     =====  =======  =======  =======  ========
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